Exhibit 99.1

ENZO COMMENTS ON LONE STAR’S DECISION TO WITHDRAW ITS PROXY CONTEST

Company Grateful to Shareholders for Continued Dialogue, Input and Support Throughout Process

New York – December 30, 2015 – Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo”) today issued the following statement regarding Lone Star’s decision to withdraw its proxy contest:

“Lone Star Value has issued a statement indicating that it has determined to withdraw its proxy contest. Enzo would like to take this opportunity to thank investors for their ongoing input and support throughout this process, during which we continuously engaged in a constructive dialogue with shareholders.”

“We are pleased that the two leading independent proxy advisory firms – ISS and Glass Lewis – supported our Board nominees in this contest and acknowledged the progress Enzo has made in pursuing our comprehensive business strategy. We remain committed to enhancing shareholder value as we continue to focus on executing on our strategic business objectives.”

“Shareholders who have any questions or need assistance in voting their shares should please contact Okapi Partners LLC, which is assisting the Company at this year’s annual meeting, by email at info@okapipartners.com, or by phone at (877) 629-6356.”

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K, as amended, for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Enzo Biochem, Inc. (the “Company”) has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2015 Annual Meeting of Shareholders and intends to file a definitive proxy statement as well. The definitive proxy statement and white proxy card has been mailed to shareholders of the Company. Enzo Biochem, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at its 2015 Annual Meeting. ENZO BIOCHEM, INC. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (www.enzo.com) in the section “Corporate—Investor Information.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2015 Annual Meeting. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended July 31, 2015, filed with the SEC on October 13, 2015, as amended on November 27, 2015. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.enzo.com or by writing to the Company at 527 Madison Avenue, New York, New York 10022.

Investor Contact:

Pat McHugh and Michael Fein

Okapi Partners

212-297-0720

Media Contact:
Elliot Sloane / Dan Zacchei

Sloane & Company

212-486-9500

Esloane@sloanepr.com or Dzacchei@sloanepr.com